Exhibit 5.1

May 2, 2025

Solaris Energy Infrastructure, Inc.

9651 Katy Freeway, Suite 300

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel to Solaris Energy Infrastructure, Inc. (the “Issuer”), with respect to certain legal matters in connection with the registration by the Issuer, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Issuer of $155.0 million aggregate principal amount of 4.75% Convertible Senior Notes due 2030 (the “Notes”). The Notes are being issued under an Indenture, dated May 2, 2025 (the “Base Indenture”) among the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplement Indenture thereto, dated as of May 2, 2025 (the “Supplemental Indenture”). The Base Indenture, as amended and supplemented by the Supplemental Indenture, is referred herein as the “Indenture.” The Notes are being sold by the Issuer to the several underwriters pursuant to an Underwriting Agreement, dated May 1, 2025 (the “Underwriting Agreement”), by and among the Issuer and Morgan Stanley & Co. LLC, as representative of the several underwriters named therein (the “Underwriters”). The Notes will be convertible in certain circumstances into shares of the Issuer’s Class A common stock, par value $0.01 per share (the “Common Stock”) in accordance with the terms of the Indenture. The maximum number of shares of Common Stock issuable upon conversion of the Notes is referred to herein as the “Underlying Shares of Common Stock.” Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Notes are being offered and sold pursuant to a prospectus supplement dated May 1, 2025 (the “Prospectus Supplement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) on May 1, 2025, to the prospectus dated April 30, 2025 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in and forming part of the Registration Statement on Form S-3 (Registration No. 333-286868) (the “Registration Statement”), which became automatically effective upon filing with the Commission on April 30, 2025. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company, (ii) certain resolutions adopted by the Board of Directors of the Company relating to the terms and sale of the Notes and related matters, (iii) certain resolutions adopted

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Solaris Energy Infrastructure, Inc. May 2, 2025 Page 2

by the Pricing Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus, (vi) the Underwriting Agreement, (vii) the Indenture, (viii) the global security representing the Notes and (ix) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters.

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that: (1) assuming the Notes have been duly authenticated by the Trustee and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company and (2) the Underlying Shares of Common Stock have been duly authorized by all necessary corporate action on the part of the Company and when issued and delivered by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of Delaware. We undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.

The opinions are qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

Solaris Energy Infrastructure, Inc. May 2, 2025 Page 3

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, Vinson & Elkins L.L.P.